UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 3, 2024

Key Tronic Corporation
(Exact name of registrant as specified in its charter)

Washington		0-11559	91-0849125
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

4424 North Sullivan Road	Spokane Valley,	Washington	99216
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number, including area code (509) 928-8000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	KTCC	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Incentive Compensation Plan Performance Goals and Target Payments
On September 3, 2024, the Board of Directors (the “Board”) of Key Tronic Corporation (“Company”), upon the recommendation of its Compensation and Administration Committee (the “Compensation Committee”), established the performance goals and target payment percentages for each participant in the incentive compensation plan (“ICP”) for the Company’s fiscal year 2025.

A minimum Company profit goal must be achieved in order for any payments to be made to participants in the ICP. Payments under the ICP for fiscal year 2025 will be based on three profit goal performance levels established by the Board: entry level, expected value level and overachievement level. If overachievement level is exceeded, the participants will participate in a bonus pool equal to 25% of the profit goal performance achieved in excess of overachievement level. Payments under the ICP will be a percentage of the participant’s base salary paid during fiscal year 2025.

The following executive officers of the Company are among the participants in the ICP: Brett R. Larsen, President & CEO; Anthony G. Voorhees, Executive Vice President of Administration, CFO and Treasurer; and Philip S. Hochberg, Executive Vice President of Customer Relations and Integration. Under the ICP, the potential payment percentages established by the Board for fiscal year 2025 for Mr. Larsen range from 10% of base salary paid during fiscal year 2025 if entry level performance is achieved to 150% if overachievement level performance is achieved. The potential payment percentages established by the Board for fiscal year 2025 for both Mr. Voorhees and Mr. Hochberg range from 7% if entry level performance is achieved to 105% if overachievement level performance is achieved. Payment percentages will be interpolated for actual performance levels achieved between entry level and expected value level and between expected value level and overachievement level.

Payments under the ICP will be made as soon as administratively possible after the end of fiscal year 2025. A participant must be an active employee of the Company at the time payments are made under the ICP in order to receive a payment.

Base Salary Increases
On September 3, 2024, the Board, upon the recommendation of its Compensation Committee, approved an increase in the bi-weekly salary, effective September 3, 2024, of Mr. Hochberg from $15,162 to $16,678.

Fiscal Years 2025-2027 Long-Term Incentive Plan Performance Measures and Awards
On September 3, 2024, the Board, upon recommendation of its Compensation Committee, established long term incentive plan performance measures for the three fiscal year period 2025 through 2027. The Board also approved target awards for the three year period for each of the Company’s officers and non-employee directors. The fiscal 2025-2027 performance measures are based on a combination of sales growth targets compared to the industry and return on invested capital targets. No cash awards will be made to participants if actual Company performance does not exceed the minimum target performance measures. The payments after the end of fiscal year 2027 to the following executive officers for the three year performance period, if expected target performance measures are achieved, are as follows: Mr. Larsen - $400,000, Mr. Voorhees - $190,000 and Mr. Hochberg - $190,000. The payment after the end of fiscal year 2027 to each non-employee director of the Company for said three year period, if expected target performance measures are achieved, is $35,000. Actual cash payments to participants may range from $0 to 150% above target depending on the extent to which Company performance is less than or exceeds the expected target performance measures.

2010 Incentive Plan Awards
On September 3, 2024, the Compensation Committee of the Board granted restricted stock unit (“RSUs”) awards under the Company’s 2010 Incentive Plan, as amended and restated on October 23, 2014 (the “Plan”), to (1) Mr. Larsen in the amount of 55,431 RSUs, vesting in equal annual installments over three years with approximately 40% of such RSUs subject to time-based vesting and approximately 60% of such RSUs subject to performance-based vesting only to the extent the Company’s annual EBITDA in such year meets or exceeds a threshold amount, and (2) each of Mr. Voorhees and Mr. Hochberg in the amount of 27,716, vesting in equal annual installments over three years with 50% of such RSUs subject to time-based vesting and 50% of such RSUs subject to performance-based vesting only to the extent the Company’s annual EBITDA in such year meets or exceeds a threshold amount. The Board, upon the recommendation of its Compensation Committee, also granted awards under the Plan to each non-employee director in the amount of 8,869 RSUs. The non-employee director RSUs will vest on the first anniversary of the grant date of the awards.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TRONIC CORPORATION (Registrant)
Date: September 9, 2024

	By:	/s/ Anthony G. Voorhees
Anthony G. Voorhees, Executive Vice President of Administration, CFO and Treasurer
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